UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 8, 2020

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REV Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37999	26-3013415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

111 E. Kilbourn Avenue, Suite 2600, Milwaukee, WI 53202

(Address of principal executive offices and zip code)

(414) 290-0910

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 Par Value)	REVG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On May 8, 2020, REV Group, Inc. (the “Company”) issued a press release announcing the closing of the disposition referred to in Item 8.01 below. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this Current Report, including the exhibits attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On May 8, 2020, the Company completed the sale of its two shuttle bus businesses to Forest River, Inc. effective as of the same date for approximately $49.0 million in cash (the “disposition”). The Company will retain certain rights and obligations in respect of accounts payable and accounts receivable, which is expected to result in an additional $5.0 million in cash due to the Company, for total gross proceeds to the Company of approximately $54.0 million. The Company intends to use the net proceeds from the disposition to pay down borrowings outstanding under the Company’s ABL facility.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Item 7.01 shall be deemed furnished, and not filed:

99.1	REV Group, Inc. Press Release issued on May 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REV Group, Inc.

Date: May 8, 2020	By:	/s/ Stephen W. Boettinger
Stephen W. Boettinger
General Counsel